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                    SPECIAL FOREIGN CUSTODY MANAGER AGREEMENT

         This agreement is made as of March ___, 2001, between the separate investment portfolios of State Farm Associates' Funds Trust listed in Schedule A ("Fund") and State Farm Investment Management Corp. (the "Adviser").

         WHEREAS, The Fund desires to appoint the Adviser as a Special Foreign Custody Manager on the terms and conditions contained herein.

         WHEREAS, The adviser believes it appropriate that it serve as Special Foreign Custody Manager and perform the duties set forth herein on the terms and condition contained herein.

         NOW, THEREFORE, in consideration of the terms of this agreement, each of the Fund and the Adviser agrees as follows:

SECTION 1 - DEFINED TERMS. Whenever used in this agreement, the following words and phrases shall have the following meanings, unless the context otherwise requires:

         "Compulsory Securities Depository" means a foreign Securities Depository or clearing agency that, either as a legal or practical matter, must be used if the Fund determines to place Foreign Assets in a country outside the United States (i) because required by law or regulation; (ii) because securities cannot be withdrawn from such foreign Securities Depository or clearing agency; or (iii) because maintaining or effecting trades in securities outside the foreign Securities Depository or clearing agency is not consistent with prevailing or developing custodial or market practices.

         "Country Risk" means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country's political environment; economic and financial infrastructure, prevailing or developing custody and settlement practices; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

         "Eligible Foreign Custodian" has the meaning provided in the Rule.

         "Foreign Assets" means any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

         "Rule" means Rule 17f-5 under the Investment Company Act of 1940, as amended.

         "Securities Depository" means any securities depository or clearing agency within the meaning of Sections (a)(1)(ii) or (a)(1)(iii) of the Rule.

         " 1940 Act" means the Investment Company Act of 1940, as amended.

SECTION 2 - DELEGATION TO THE ADVISER AS SPECIAL FOREIGN CUSTODY MANAGER. The Fund, pursuant to resolution adopted by its Board of Directors (the "Board"), hereby delegates to the Adviser, subject to Section (b) of Rule 17f-5, the responsibility for selecting, contracting with, and monitoring Eligible Foreign Custodians that are


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Compulsory Securities Depositories, and the Adviser hereby accepts such delegation, as Special Foreign Custody Manager of the Fund.

SECTION 3 - COUNTRIES COVERED. The Special Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule B to this agreement, which list of countries may be amended from time to time by the Fund with the agreement of the Special Foreign Custody Manager. The Special Foreign Custody Manager shall list on Schedule C the Compulsory Securities Depositories selected by the Special Foreign Custody Manger to maintain the assets of the Fund, which list of Compulsory Securities Depositories may be amended from time to time in the sole discretion of the Special Foreign Custody Manager. The Special Foreign Custody Manger will provide amended versions of Schedules B and C in accordance with Section 7 hereunder.

         Upon receipt by the Special Foreign Custody Manager of Authorization to place or maintain Foreign Assets in a country listed on Schedule B, the Special Foreign Custody Manager shall be deemed to have been delegated by the Board responsibility as Special Foreign Custody Manager and to have accepted such delegation. Upon closing the Fund's account with the Compulsory Securities Depository, the Adviser shall immediately cease to be the Special Foreign Custody Manager of the Fund with respect to the country.

         The Special Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund. Thirty days (or such longer period as to which the parties agree in writing) after receipt of any such notice by the Fund, the Adviser shall have no further responsibility as Special Foreign Custody Manager to the Fund with respect to the country as to which the adviser's acceptance of delegation is withdrawn.

SECTION 4 - SCOPE OF DELEGATED RESPONSIBILITIES.

         4.1      SELECTION OF COMPULSORY SECURITIES DEPOSITORIES

                  Subject to the provisions of this Section 4, the Special Foreign Custody Manager may place and maintain the Foreign Assets in the Care of the Compulsory Securities Depository selected by the Special Foreign Custody Manager in each country listed on Schedule A, as amended from time to time.

In performing its delegated responsibilities as Special Foreign Custody Manager to place or maintain Foreign Assets with Compulsory Securities Depositories, the Special Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable card, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Compulsory Securities Depository, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Section (c)(1) of the Rule.

         4.2     CONTRACTS WITH COMPULSORY SECURITIES DEPOSITORIES

                 The Special Foreign Custody Manager shall determine that the contract with each Compulsory Securities Depository selected by the Special Foreign Custody Manager (or if no contract exists, the rules or established practices or procedures of the Compulsory Foreign Securities Depository) will satisfy the requirements of Section
         (c)(2) of the Rule.

         4.3     MONITORING


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                 In each case in which the Special Foreign Custody Manager
         maintains Foreign Assets with a Compulsory Securities Depository selected by the Special Foreign Custody Manager, the Special Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Compulsory Securities Depository and (ii) the contract governing the custody arrangements established by the Special Foreign Custody Manager with the Compulsory Securities Depository referred to in
         Section 4.2. In the event the Special Foreign Custody Manager determines that the custody arrangements with a Compulsory Securities Depository it has selected are no longer appropriate, the Special Foreign Custody Manager shall notify the Board in accordance with Section 7 hereunder.

SECTION 5 - GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. For purposes of this Section 5, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Adviser is serving as Special Foreign Custody Manger of the Fund, and the Board shall be deemed to be monitoring on a continuing basis such Country Risk to the extent the Board considers necessary or appropriate.

SECTION 6 - STANDARD OF CARE AS SPECIAL FOREIGN CUSTODY MANAGER OF THE Fund. In performing the responsibilities delegated to it, the Special Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

SECTIONS 7 - REPORTING REQUIREMENTS. The Special Foreign Custody Manager shall report the withdrawal of the Foreign Assets from a Compulsory Securities Depository by providing the Board amended Schedules A or B at the end of the calendar quarter in which an amendment to either Schedule has occurred. The Special Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Fund with respect to Compulsory Securities Depositories described in this Agreement after the occurrence of the material change.

SECTION 8 - REPRESENTATIONS WITH RESPECT TO THE Rule. The Fund represents to the Adviser that the Board has determined that it is reasonable for the Board to rely on the Adviser to perform the responsibilities delegated pursuant to this Agreement to the Adviser as the Special Foreign Custody Manager of the Fund.

SECTION 9 - EFFECTIVE DATE AND TERMINATION OF THE ADVISER AS SPECIAL FOREIGN CUSTODY MANAGER. The Board's delegation to the Adviser as Special Foreign Custody Manager of the Fund shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty days after receipt by the non-terminating party of such notice.

SECTION 10 - REPRESENTATIONS.

         10.1 The Fund hereby represents that (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund's execution or performance of this agreement; and (b) this agreement has been duly approved and authorized by the Board.


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         10.2   The Adviser represents that this agreement has been duly
authorized, executed and delivered by the Adviser, constitutes a valid and legally binding obligation of the Adviser enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Adviser prohibits the Adviser's execution or performance of this agreement.

SECTION 11 - MISCELLANEOUS.

         11.1 The Adviser shall not be liable under this agreement for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against the Fund, except to the extent the same arises out of the failure by the Adviser to exercise the care, prudence and diligence required by Section 6 of this Agreement. In no event shall the Adviser be liable to either the Fund, its Board, or any third party for special, direct or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

         11.2 This Agreement constitutes the entire agreement between the Adviser and the Fund regarding the delegation of responsibilities under the Rule.

         11.3 Any notice or other instrument in writing, authorized or required by this agreement to be given to the Adviser, shall be sufficiently given if received by it at its offices at One State Farm Plaza, Bloomington, Illinois 617 10 or at such other place as the Adviser may from time to time designate in writing.

         11.4 Any notice or other instrument in writing, authorized or required by this agreement to be given to the Fund shall be sufficiently given if received by it at its offices at One State Farm Plaza, Bloomington, Illinois 61710 or at such other place as the Fund may from time to time designate in writing.

         11.5 In case any provision in or obligation under this agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this agreement shall not be assignable by either party without the written consent of the other.

         11.6 This agreement shall be construed in accordance with the substantive laws of the State of Illinois, without regard to conflicts of laws principles thereof. Each of the Adviser and the Fund consents to the Jurisdiction of a state or federal court situated in Illinois in connection with any dispute arising hereunder and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Adviser and the Rind irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this agreement.

         11.7 The parties hereto agree that, in performing hereunder, the Adviser is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between the Adviser and any other person.

         11.8 The Adviser acknowledges that it has received notice of and accepts the limitations on the each Fund's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance


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therewith, the Adviser agrees that the Trust's obligations hereunder shall be limited to the assets of the Funds, and with respect to each Fund shall be limited to the assets of such Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.

         11.9 This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, each the Fund and the Adviser have caused this agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                                     State Farm Associates' Funds Trust.

                                     By: ____________________
                                     Name: Edward B. Rust, Jr.
                                     Title: President

                                     State Farm Investment Management Corp.

                                     By: ____________________
                                     Name: Roger S. Joslin
                                     Title: Senior Vice President and Treasurer


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                                 SCHEDULE A

        Separate Investment Portfolios to which this Agreement Applies


State Farm Growth Fund
State Farm Balanced Fund




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                                 SCHEDULE B


                             Specified Countries

1.  Netherlands.




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                                 Schedule C

                     Compulsory Securities Depositories

1 - Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. (NECIGEF)




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